ENERGYTEC BOARD REMOVES CHAIRMAN, CEO AND CFO;
MAKES INTERIM APPOINTMENTS;
PURSUES INTERNAL AND EXTERNAL REVIEWS

DALLAS, Texas, March 20, 2006—Energytec, Inc. (OTC: EYTC) announced today that the Board of Directors had removed Frank W Cole as the Chairman, Chief Executive Officer and Chief Financial Officer of the Company at a Special Meeting of the Board on Saturday, March 18, 2006. Concurrently, Ben Benedum, senior independent director, was named as the Interim Chairman of the Board, and Don Lambert and Dorothea Krempein were named as Interim Chief Executive Officer and Interim Chief Financial Officer, respectively. Cary Dukes, formerly General Manager-Field Operations, was confirmed as Vice President-Drilling and Production. All changes are effective immediately. The Board has requested Mr. Cole’s resignation as a director, but no resignation has been received to date.

The action was taken after recent reports to the Audit Committee of irregularities in reporting of financial transactions in the last quarter of 2005, lack of control over operations and Company assets at the Talco facility in East Texas, concerns with the manner in which working interests in leases have been sold, and alleged violations of the Company’s Code of Ethics and Regulation FD Compliance Policy. The Company is now pursuing detailed internal and external reviews to ascertain the extent, validity, and effects of these matters on the operations, financial statements, and the financial condition of the Company, as well as the Company’s public reports.

Ben Benedum, Interim Chairman, said, “We know this is difficult and unsettling news for everyone associated with Energytec, but we have successor management in place and dedicated employees who will drive our better performance from a renewed commitment to good corporate governance, financial accountability and transparency, and increasing shareholder value. Everyone should know that this Board and this Company will not condone improper activities at any level and we will take immediate and decisive corrective action as and whenever necessary.”

The Company intends to schedule a meeting with the Securities and Exchange Commission regarding these matters and the continuing reviews. The Board will also begin a search for a permanent CEO and CFO. Candidates both inside and outside the Company will be considered. Both the Interim CEO and CFO, who have not as yet declared their intentions to be candidates, will serve until the process is completed.

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Energytec, Inc. 03/20/06

Comanche Well Service Corporation has filed a bond with the Texas Railroad Commission to become the operator of the Company’s oil and gas properties. Comanche Well Service will replace Frank W Cole Engineering, a sole proprietorship that had acted as the operator of the properties since the inception of the Company. Comanche Well Service is also considering various contract leasing proposals for the use of drilling rigs and service equipment when not in use by Comanche for in-house drilling and service work.

The Company will also file a Form 12b-25 for a fifteen-day extension of the time to file its annual report on Form 10-K. This extension is necessary due to the developments discussed herein and the additional time necessary to insure an accurate filing and presentation of the Company’s financial statements and other disclosures.

ABOUT ENERGYTEC

Energytec, Inc. is an independent oil and gas company based in Dallas, Texas principally engaged in acquisition and development of mature fields. Its operations are focused primarily in four areas of Texas (Northeast, East, Central and South Central) and secondarily in Wyoming in the Big Horn Oil Field. The Company maintains a website at www.energytec.com. For further information, email the Company at energytec@energytec.com.

The statements in this document concerning management’s plans and objectives including those related to: (i) pending internal and external investigations and the potential impact of such investigations on the operations, financial condition, financial statements, and regulatory compliance of the Company; (ii) statements regarding leasing of well service and drilling equipment; and (iii) the future composition of the management team; and (iv) the unknown potential for action by the SEC or other regulatory authorities constitute forward-looking statements pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements involve risk and uncertainties that could cause actual events and circumstances to differ materially from those set forth in these statements. Factors which could cause or contribute to such differences include, but are not limited to, the ability of interim management to effectively complete internal and external investigations, the facts discovered through such investigations, any remedial action the Company determines is necessary or appropriate to address matters discovered in its investigations, the impact of any response or action by the SEC or other regulatory agencies, the ability of the Company to obtain insurance certification of its drilling rigs for use on third party properties, the results of the efforts by the Board to identify and retain executive management on a permanent basis, and disruption to the Company’s operations from acts of god or extended maintenance. The realization of any of these risk factors would significantly impact the future circumstances of the Company.